Exhibit 3.1

Execution Version

CERTIFICATE OF INCORPORATION

OF

SYSTEM1, INC.

1. Name. The name of the corporation is System1, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”) as it now exists or may hereafter be amended and supplemented.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 527,100,000 shares, consisting of:

(a) 500,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”),

(b) 25,000,000 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock”),

(c) 2,000,000 shares of Class D common stock, with par value $0.0001 per share (the “Class D Common Stock”), and

(d) 100,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) assuming the exchange of all outstanding common units of the OpCo (the “Common Units”) for Class A Common Stock, as a result of Redemptions pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions pursuant to clause (x)), conversion rights (including the conversion rights of the Class D Common Stock) or similar rights for Class A Common Stock; and

(b) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock; and

(c) in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows.

5.1 Common Stock.

(a) Voting Rights.

(i) (A) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote and (B) each share of Class C Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law. Shares of Class D Common Stock will not entitle the record holder thereof to any voting powers, except as (and then only to the extent) otherwise required by applicable law. Notwithstanding the preceding sentence, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of the Class D Common Stock.

(ii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock (other than the holders of Class D Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock and Class D Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock and Class D Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class C Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a stock dividend on the Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A Common Stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each case (A) and (B), without any corresponding Stock Adjustment to the Class C Common Stock. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class C Common Stock and Class D Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Restriction on Issuance of Class C Common Stock. No shares of Class C Common Stock may be issued by the Corporation except to a holder of Common Units, such that after such issuance of Class C Common Stock such holder of Common Units holds an identical number of Common Units, as applicable, and shares of Class C Common Stock.

(e) Restriction on Transfer of Class C Common Stock. A holder of Class C Common Stock may transfer or assign shares of Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the OpCo Operating Agreement. Any purported transfer of shares of Class C Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

(f) Restriction on Transfer of Class D Common Stock. A holder of Class D Common Stock may transfer or assign shares of Class D Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder. Any purported transfer of shares of Class D Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

5.2 Preferred Stock5.3 . Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Certain Provisions Related to Conversion and Redemption Rights.

6.1 Reservation of Shares of Class A Common Stock for Redemptions and Conversions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, (a) for the purposes of effecting any exchanges pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units), as applicable (without regard to any restrictions on Redemption contained therein and assuming no Redemptions for cash) plus (b) for purposes of effecting conversions of the Class D Common Stock pursuant to Section 6.3 of this Certificate of Incorporation, the number of shares of Class A Common Stock equal to the number of then-outstanding shares of Class D Common Stock from time to time. The Corporation covenants that all the shares of Class A Common Stock that are issued (i) upon any such Redemption or exchange of such Common Units and (ii) upon any Conversion of such Class D Common Stock, will, upon issuance, be validly issued, fully paid and non-assessable.

6.2 Retirement of Class C Common Stock and Class D Common Stock.

(a) In the event that (a) a share of Class A Common Stock is issued as a result of any Redemption or Direct Exchange of a Common Unit held by an S1 Equityholder] and outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement or (b) a

Redemption by Cash Settlement is effected with respect to any Common Unit held by an S1 Equityholder and outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, a corresponding share of Class C Common Stock will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.

(b) Upon the date that is the fifth (5th) anniversary of the Closing Date, and in the event that a Class D Conversion Event has not occurred prior to such date, every share of Class D Common Stock then outstanding shall automatically be forfeited to the Corporation and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Class D Common Stock and any Dividend Catch-Up Payment shall also be forfeited to the Corporation for no consideration therefor.

6.3 Conversion of Class D Common Stock.

(a) Immediately upon the occurrence of a Class D Conversion Event, each share of Class D Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the date upon which Class D Conversion Event occurs (such date, the “Class D Conversion Date”), and every holder of shares of Class D Common Stock shall become a record holder of Class A Common Stock as of the Class D Conversion Date.

(b) Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a Class D Conversion Event, represented shares of Class D Common Stock shall, upon the Class D Conversion Event, be automatically deemed to represent, as of the Class D Conversion Date, an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification, and on or promptly after the Class D Conversion Date, if such shares are uncertificated, the Corporation or the transfer agent of the Corporation shall register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Class D Conversion Date, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Class D Conversion Date of any holder of shares of Class D Common Stock and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class D Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class D Common Stock were converted as a result of the Class D Conversion Event (if such shares are certificated).

(c) Upon the occurrence of a Class D Conversion Event, the Dividend Catch-Up Payment (as defined below) in respect of each share of Class D Common Stock shall become payable as of the Class D Conversion Date with respect to such share of Class D Common Stock by the Corporation to the holder of record of such share of Class D Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 6.3 (the “Catch-Up Reallocation”). Subject to any Catch-Up Reallocation, the Corporation shall pay, no later than five (5) Business Days (as defined in the OpCo Operating Agreement) following the Class D Conversion Date, the dividends previously declared in respect of such share of Class D Common Stock beginning at the time of the Closing and ending on the day before the Class D Conversion Date with respect to such Class D Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Class D Conversion Date (which amount, excluding any amounts declared on the Class D Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If a dividend is declared by the Corporation on a Class D Conversion Date, such dividend shall be paid to the holder of each share of Class D Common Stock converting on such Class D Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of shares of Class D Common Stock on the Class D Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class D Common Stock which converted into a share of Class A Common Stock in accordance with this Section 6.3(c) on such Class D Conversion Date) for purposes of such dividend.

6.4 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement will be made without charge to the applicable holder of Common Units receiving such shares in redemption or exchange for Common Units for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

7. Board of Directors; Committees.

7.1 Number and Classes of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be more than eleven (11), with the then-authorized number of Directors being fixed from time to time by the Board within such range (subject to the Stockholder’s Agreement if then in effect), which number shall initially be nine (9).

(b) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the Directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I, Class II and Class III. The initial Class I Directors shall serve for a term expiring at the first (1st) annual meeting of the stockholders following the Closing Date; the initial Class II Directors shall serve for a term expiring at the second (2nd) annual meeting of the stockholders following the Closing Date; and the initial Class III Directors shall serve for a term expiring at the third (3rd) annual meeting following the Closing Date. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Closing Date, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third (3rd) year following the year of their election. Each Director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II and Class III.

(c) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall automatically be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Except for Preferred Stock Directors and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. Meetings of Stockholders.

8.1 No Action by Written Consent. The stockholders of the Corporation may not effect any action by written consent.

8.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Chairman or (iii) by the Secretary of the Corporation at the request of any holder of greater-than fifty percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9. General Corporation Law; Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.

10. Limitation of Liability.

10.1 To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

10.2 Any amendment or repeal of this Article 10 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

11. Indemnification. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, Directors, employees and agents and to any person who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

12. Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws.

13. Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

14. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15. Incorporator. The name and mailing address of the incorporator is Tanmay Kumar, 41 Madison Avenue, Suite 2020, New York, NY 10010.

16. Effective Time. Pursuant to Section 103(d) of the Delaware General Corporation Law, this Certificate of Incorporation shall be effective at 11:59 p.m. on January 25, 2022.

17. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders’ Agreement (including any representatives of such stockholder serving on the Board).

(b) “Board” means the board of Directors of the Corporation.

(c) “Bylaws” is defined in Section 7.1.

(d) “Cash Settlement” has the meaning set forth in the OpCo Operating Agreement.

(e) “Catch-Up Reallocation” is defined in Section 6.3(c).

(f) “Certificate of Incorporation” means this Certificate of Incorporation.

(g) “Chairman” means the chairperson of the Board.

(h) “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Corporation’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Corporation.

(i) “Class A Common Stock” is defined in Section 4.1.

(j) “Class C Common Stock” is defined in Section 4.1.

(k) “Class D Common Stock” is defined in Section 4.1.

(l) “Class D Conversion Date” is defined in Section 6.3(a).

(m) “Class D Conversion Event” means, with respect to each share of Class D Common Stock, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the occurrence of: (a) the first day on which the VWAP of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days; or (ii) a Change of Control; provided, however, that in respect of clause (ii), the valuation of Class A Common Stock in such Change of Control is equal to or in excess of $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like)..

(n) “Closing Date” shall have the meaning set forth in the Stockholders’ Agreement.

(o) “Common Stock” is defined in Section 4.1.

(p) “Common Unit” means a Common Unit of OpCo.

(q) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(r) “Corporation” is defined in the introductory paragraph.

(s) “Direct Exchange” has the meaning set forth in the OpCo Operating Agreement.

(t) “Director” is defined in Section 7.1.

(u) “Dividend Catch-Up Payment” is defined in Section 6.3(c).

(v) “Dividend Catch-Up Period” is defined in Section 6.3(c).

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “General Corporation Law” is defined in the recitals.

(y) “OpCo” means S1 Holdco, LLC, a Delaware limited liability company, or any successor thereto.

(z) “OpCo Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of January 24, 2022, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(aa) “Permitted Transferee” has the meaning set forth in the OpCo Operating Agreement.

(bb) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(cc) “Preferred Stock” is defined in Section 4.1.

(dd) “Preferred Stock Directors” is defined in Section 7.1.

(ee) “Redemption” has the meaning set forth in the OpCo Operating Agreement.

(ff) “Stock Adjustment” is defined in Section 5.1(b)(iii).

(gg) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(hh) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of January 24, 2022, by and among the Corporation and the other Persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(ii) “Trading Day” means any day, except Saturday, Sunday or any day which is not a trading day on the New York Stock Exchange.

(jj) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its Sole Incorporator on this 25th day of January 2022.

System1, Inc., a Delaware corporation

By:
Tanmay Kumar, as Sole Incorporator

[Signature Page to Certificate of Incorporation]